Exhibit 99.1

Contact:

Matty Karp	Carmel Vernia
Chairman	Chief Executive Officer
Israel Growth Partners Acquisition Corp.	Israel Growth Partners Acquisition Corp.
+972-54-4959595	+972-54-4227635

ISRAEL GROWTH PARTNERS SIGNS LETTER OF INTENT FOR
BUSINESS COMBINATION

Ramat Gan, Israel, January 14, 2008 – Israel Growth Partners Acquisition Corp. (the “Company”, OTC Bulletin Board: IGPAU.OB, IGPBU.OB, IGPAA.OB, IGPAB.OB, IGPAW.OB and IGPAZ.OB) announced today that it has signed a letter of intent relating to a business combination. The target is a high-tech company headquartered in Israel with its research and development center in Israel and its marketing and support facilities in Santa Clara, California. The target is backed by leading Israeli venture capital firms. The Company’s intent is to enter into a definitive agreement with the target company in February 2008 and to file the preliminary proxy shortly thereafter. Pursuant to the Company’s certificate of incorporation, execution of the letter of intent affords the Company a six-month extension for completion of the business combination.

The consummation of the merger is subject to, among other things, execution of a definitive agreement and required stockholder approval. There can be no assurance that the proposed transaction will be consummated.

Safe Harbor Statement
This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results may differ due to factors such as material adverse events affecting either company or the ability of either company to satisfy the conditions to completion of the business combination. Readers are referred to Israel Growth’s most recent periodic and other reports filed with the Securities and Exchange Commission.

For further information:

ISRAEL GROWTH PARTNERS ACQUISITION CORP.
Matty Karp, Chairman
972-9-960-2042
matty@concordventures.com